Exhibit 99.3
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-11-013
)
)
EVERBANK FINANCIAL CORP.	) )	Effective Date: April 13, 2011
)
Jacksonville, Florida	)
OTS Docket No. H4188)
)

CONSENT ORDER
     WHEREAS, EverBank Financial Corp., Jacksonville, Florida, OTS Docket No. H4188 (Holding Company), wholly owns the savings association, EverBank, Jacksonville, Florida, OTS Docket No. 15115 (Association);
     WHEREAS, the Holding Company, through the Association, engages in the business of servicing residential mortgage loans;
     WHEREAS, with respect to the residential mortgage loans it services, the Association initiates and handles foreclosure proceedings and loss mitigation activities involving nonperforming residential mortgage loans, including activities related to special forbearances, repayment plans, modifications, short refinances, short sales, cash-for-keys, and deeds-in-lieu of foreclosure (collectively, Loss Mitigation);
     WHEREAS, as part of an interagency horizontal review of various major residential mortgage servicers, the Office of Thrift Supervision (OTS) reviewed certain residential mortgage loan servicing and foreclosure-related practices at the Association;
EverBank Financial Corp.
Consent Order

     WHEREAS, the Association and the OTS have entered into a Consent Order to address areas of weakness identified by the OTS in loan servicing, Loss Mitigation, foreclosure activities, and related functions (the Association Order);
     WHEREAS, in the Association Order, the OTS has made findings, which the Association neither admitted nor denied, that there were unsafe or unsound practices with respect to the manner in which the Association handled various foreclosure and related activities. The OTS’s findings also raised concerns that the Association did not adequately assess the potential risks associated with these activities;
     WHEREAS, it is the common goal of the OTS and the Holding Company to ensure the Association maintains effective corporate governance, including the establishment and maintenance of robust internal audit, risk management, and compliance programs to ensure that the Association operates in a safe and sound manner and in compliance with the terms of mortgage loan documentation and related agreements with borrowers, all applicable state and federal laws (including the U.S. Bankruptcy Code and the Servicemembers Civil Relief Act), rules, regulations, and court orders, as well as the Membership Rules of MERSCORP, Inc. and MERS, Inc. (collectively, MERS), servicing guides with GSEs or investors, and other contractual obligations, including those with the Federal Housing Administration and those required by the Home Affordable Modification Program (HAMP), and loss share agreements with the Federal Deposit Insurance Corporation (collectively, Legal Requirements);
     WHEREAS, it is the further goal of the OTS and the Holding Company that the Holding Company and its subsidiaries effectively manage their legal, reputational, and compliance risks;
     WHEREAS, the board of directors (Board) of the Holding Company has executed a Stipulation and Consent to the Issuance of a Consent Order (Stipulation);
EverBank Financial Corp.
Consent Order

     WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Consent Order (Order) by the OTS pursuant to 12 U.S.C. § 1818(b);
     WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director) is authorized to issue Consent Orders where a savings and loan holding company has consented to the issuance of an order; and
     NOW, THEREFORE, before the filing of any notices, or taking of any testimony or adjudication of or finding on any issues of fact or law herein, and without this Order constituting an admission by the Holding Company or any of its subsidiaries of any allegation made or implied by the OTS in connection with this matter, and solely for the purpose of settling this matter without a formal proceeding being filed and without the necessity for protracted or extended hearings or testimony, it is hereby ordered by the OTS that, pursuant to sections 8(b)(1) and (3) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(b)(1) and 1818(b)(3)), the Holding Company and its institution-affiliated parties shall cease and desist and take affirmative action as follows:
Association Oversight.
1. The Board of the Holding Company shall ensure that the Association complies with the terms of the Association Order issued by the OTS to the Association regarding the Association’s mortgage loan servicing activities.
Board Oversight of Compliance with Consent Order.
2. Within ninety (90) days of this Order, the Board shall submit to the Regional Director a written plan to strengthen the Board’s oversight of the Association’s risk management, internal
EverBank Financial Corp.
Consent Order

audit, and compliance programs concerning the residential mortgage loan servicing, Loss Mitigation, and foreclosure activities conducted through the Association.
3. Within five (5) days of this Order, the Board shall designate a committee to monitor and coordinate the Holding Company’s compliance with this Order (Oversight Committee). The Oversight Committee shall be comprised of three (3) or more directors.
4. Within one hundred twenty (120) days of this Order, and within thirty (30) days after the end of each quarter thereafter, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:
(a)	separately list each action required by this Order;

(b)	identify the required or anticipated completion date for each action; and

(c)	discuss the current status of each action, including the action(s) taken or to be taken to comply with each action.
5. Within ten (10) days of receipt of the Compliance Tracking Report, the Board shall review the Compliance Tracking Report and all reports required to be prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting all actions taken. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within five (5) days after the Board meeting at which such resolution was adopted.
6. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Holding Company’s compliance with the provisions of this Order. The Board shall review and adopt all plans required by this Order prior to submission to the OTS.
EverBank Financial Corp.
Consent Order

Risk Management.
7. Within ninety (90) days of this Order, the Holding Company shall submit to the Regional Director an acceptable written plan to evaluate the effectiveness of, and strengthen, the Association’s risk management program addressing residential mortgage loan servicing, Loss Mitigation, and foreclosure activities and operations, and make recommendations to strengthen the Association’s risk management program in these areas.
Compliance Program.
8. Within ninety (90) days of this Order, the Holding Company shall submit to the Regional Director an acceptable written plan to evaluate the effectiveness of, and strengthen, the Association’s compliance program addressing residential mortgage loan servicing, Loss Mitigation, and foreclosure activities and operations, as detailed in the Association Order.
Audit.
9. Within ninety (90) days of this Order, the Holding Company shall submit to the Regional Director an acceptable written plan to evaluate the effectiveness of, and strengthen, the Association’s current internal audit program in the areas of residential mortgage loan servicing, Loss Mitigation, and foreclosure activities and operations, as detailed in the Association Order.
Effective Date, Incorporation of Stipulation.
10. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
EverBank Financial Corp.
Consent Order

Duration.
11. This Order, and all approved plans adopted by the Holding Company pursuant to this Order, shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
12. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
13. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
14. All submissions, including any reports or plans, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
15. Within ten (10) days of approval by the Regional Director, the Holding Company shall adopt the approved plans set forth in paragraphs 2, 7, 8 and 9 of this Order.
16. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:
EverBank Financial Corp.
Consent Order

(a)	To the OTS[1]:

Regional Director OTS Southeast Regional Office 1475 Peachtree Street, NE Atlanta, Georgia 30309

(b)	To the Holding Company:

Mr. Robert Clements Chairman EverBank Financial Corp. 501 Riverside Avenue, 12th Floor Jacksonville, Florida 32202
Scope of Board Responsibility.
17. In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Holding Company, it is intended to mean that the Board shall:
(a) authorize and adopt such actions on behalf of the Holding Company as may be necessary for the Holding Company to perform its obligations and undertakings under the terms of this Order;
(b) require the timely reporting by Holding Company management of such actions directed by the Board to be taken under the terms of this Order;
(c) follow-up on any material non-compliance with such actions in a timely and appropriate manner; and

[1]	Following the Transfer Date, see Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, § 311, 124 Stat. 1520-21 (2010), all submissions, requests, communications, consents or other documents relating to this Order shall be directed to the Board of Governors of the Federal Reserve System (Board of Governors), or to the individual, division, or office designated by the Board of Governors.
EverBank Financial Corp.
Consent Order

(d) require corrective action be taken in a timely manner of any material non-compliance with such actions.
No Violations Authorized.
18. Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/

James G. Price
Regional Director, Southeast Region

Date: See Effective Date on page 1
EverBank Financial Corp.
Consent Order

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-11-013
)
)
EVERBANK FINANCIAL CORP.	)	Effective Date: April 13, 2011
)
Jacksonville, Florida	)
OTS Docket No. H4188)
)

STIPULATION AND CONSENT TO ISSUANCE OF A CONSENT ORDER
     WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed EverBank Financial Corp., Jacksonville, Florida, OTS Docket No. H4188 (Holding Company), that the OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Holding Company, pursuant to 12 U.S.C. § 1818(b), based upon the unsafe or unsound banking practices at its wholly-owned savings association, EverBank, Jacksonville, Florida, OTS Docket No. 15115 (Association), relating to mortgage servicing and the initiation and handling of foreclosure proceedings;
     The Holding Company, in the interest of compliance and cooperation, enters into this Stipulation and Consent to Issuance of a Consent Order (Stipulation) and consents to the issuance of a Consent Order (Order);
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order

     In consideration of the above premises, the OTS, through its authorized representative, and the Holding Company, through its duly elected and acting Board of Directors, stipulate and agree to the following:
Jurisdiction.
1. The Holding Company is a “savings and loan holding company” within the meaning of 12 U.S.C. § 1813(w)(3) and 12 U.S.C. § 1467a. Accordingly, the Holding Company is a “depository institution holding company” as that term is defined in 12 U.S.C. § 1813(w)(1).
2. Pursuant to 12 U.S.C. § 1818(b)(9), the “appropriate Federal banking agency” may initiate administrative proceedings against a savings and loan holding company in the same manner and to the same extent as a savings association for regulatory violations and unsafe or unsound acts or practices.
3. Pursuant to 12 U.S.C. § 1813(q), the Director of the OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings and loan holding company. Therefore, the Holding Company is subject to the authority of the OTS to initiate and maintain an administrative proceeding against it pursuant to 12 U.S.C. § 1818(b).
Consent.
4. The Holding Company consents to the issuance by the OTS of the accompanying Consent Order (Order). The Holding Company further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order

Finality.
5. The Order is issued by the OTS under 12 U.S.C. § 1818(b). Upon the Effective Date, the Order shall be a final order, effective, and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
Waivers.
6. The Holding Company waives the following:
(a) the right to be served with a written notice of the OTS’s charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(b) the right to an administrative hearing of the OTS’s charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(c) the right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and
(d) any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes, or otherwise.
OTS Authority Not Affected.
7. Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Holding Company if, at any time, the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order

Other Governmental Actions Not Affected.
8. The Holding Company acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 7 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
9. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
10. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
11. All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns.
12. The provisions of this Stipulation and the Order shall be binding on the Holding Company, and its institution-affiliated parties, as defined in 12 U.S.C. § 1813(u), in their capacities as such, and their successors and assigns.
13. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order. Nothing in this Stipulation or the Order, express or implied, shall give to any person or entity, other than the
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order

parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Stipulation or the Order.
14. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
15. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.
16. For purposes of, and within the meaning of 12 C.F.R. §§ 563.555 and 563.560, this Consent Order shall not be construed to be a “cease-and-desist order”, “consent order”, or “order”, unless the OTS informs the Holding Company otherwise.
Signature of Directors/Board Resolution.
17. Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Holding Company to the issuance of the Order and the execution of the Stipulation.
The Rest of This Page Intentionally Left Blank
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order

     WHEREFORE, the Holding Company, by its directors, executes this Stipulation.

Accepted by:

	EVERBANK FINANCIAL CORP.	OFFICE OF THRIFT SUPERVISION
Jacksonville, Florida

By:	/s/	By:	/s/

	Roger M. Clements		James G. Price
	Chairman		Regional Director, Southeast Region

Date: See Effective Date on page 1

/s/

Gary A. Meeks, Director

/s/

W. Blake Wilson, Director

/s/

Charles E. Commander, III, Director

/s/

Merrick R. Kleeman, Director

/s/

Mitchell Leidner, Director

/s/

W. Radford Lovett, II, Director

/s/

Robert J. Mylod, Jr., Director

/s/

Russell B. Newton, III, Director
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order

/s/

William Sanford, Director

/s/

Richard Schifter, Director

/s/

Rupinder S. Sidhu, Director

/s/

Alok Singh, Director

/s/

Scott M. Stuart, Director
EverBank Financial Corp.
Stipulation and Consent to Issuance of Consent Order